Exhibit 3.2

Articles of Conversion

For

FLORIDA PROFIT CORPORATION

Into A

NON-FLORIDA BUSINESS ENTITY

The Articles of Conversion are submitted to convert the following Florida profit corporation into a business entity formed under the laws of another jurisdiction in accordance with s. 607.11933, Florida Statutes.

1.	The name of the Florida profit corporation converting into the (converted) resulting business entity is fuboTV Inc.

2.	The name of the resulting business entity is FuboTV Inc.

3.	The (converted) resulting entity is a corporation organized, formed or incorporated under the laws of the State of Delaware.

4.	The above referenced Florida profit corporation has converted into another business entity in compliance with Chapter 607, F.S.

5.	The Plan of Conversion was approved by the converting Florida profit corporation in accordance with Chapter 607, F.S.

6.	These Articles of Conversion are effective on October 29, 2025 at 8:00 a.m.

Signed this 29th day of October, 2025.

Signature:	/s/ David Gandler
Name:	David Gandler
Title:	Chief Executive Officer